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                                                                  EXHIBIT 3.1(f)

                            CERTIFICATE OF AMENDMENT
                  TO THE RESTATED CERTIFICATE OF INCORPORATION
                                OF TENNECO INC.

      Tenneco Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby amend the Restated Certificate of Incorporation, as amended, of the Corporation.

      The undersigned hereby certifies that this amendment to the Restated Certificate of Incorporation of the Corporation, as amended, has been duly adopted in accordance with Section 242 of the DGCL.

      Article FIFTH of the Corporation's current Restated Certificate of Incorporation, as amended, is hereby amended to read in its entirely as follows:

           FIFTH: A. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than eight nor more than sixteen directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. For purposes of this Restated Certificate of Incorporation, the "entire Board of Directors" shall mean the number of directors that would be in office if there were no vacancies nor any unfilled newly created directorships. Until the third annual meeting of stockholders following effectiveness of this Certificate of Amendment under the General Corporation Law of the State of Delaware, the directors shall be divided into three classes, consisting initially of two, three and three directors and designated Class I, Class II and Class III, respectively. Each director elected or appointed prior to the effectiveness of this Certificate of Amendment under the General Corporation Law of the State of Delaware, shall serve for their full term, such that the term of each Class I director shall end at the first succeeding annual meeting of stockholders, the term of each Class II director shall end at the second succeeding annual meeting of stockholders, and the term of each Class III director shall end at the third succeeding annual meeting of stockholders. The term of each director elected after the effectiveness of this Certificate of Amendment under the General Corporation Law of the State of Delaware whether at an annual meeting or to fill a vacancy in the Board of Directors arising for any reason, including an increase in the size of the Board of Directors, shall end at the first annual meeting following his or her election. Commencing with the third annual meeting of stockholders following effectiveness of this Certificate of Amendment under the General Corporation Law of the State of Delaware, the foregoing classification of the Board of Directors shall cease, and all directors shall be one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his or her term is scheduled to end until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office in accordance with the General Corporation Law of the State of Delaware. Any newly created directorship resulting from an increase in the number of directors may be filed by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

           B. Notwithstanding the provisions of Section A of Article FIFTH, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto or the resolution or resolutions adopted by the Board of Directors applicable thereto.

           C. The Board of Directors shall be authorized to adopt, make, amend, alter, change, add to or repeal the By-Laws of the corporation, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors.

           D. Unless and except to the extent that the By-Laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

      This Certificate of Amendment, and the amendment effected hereby, shall become effective at 7:58 a.m., Eastern Standard Time, on November 5, 1999.

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     THE UNDERSIGNED, being the Vice President and Secretary of the Corporation, for the purpose of amending the Restated Certificate of Incorporation, as amended, of the Corporation pursuant to the DGCL, does make this amendment to the Restated Certificate of Incorporation of the Corporation, as amended, hereby delcaring and certifying that this is my act and deed and the facts herein stated are true and accordingly have hereunto set my hand as of this 5th day of November, 1999.

                                          TENNECO INC

                                          By: /s/ Karl A. Stewart
                                              -------------------------------
                                          Name: Karl A. Stewart
                                          Title: Vice President and Secretary





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